Exhibit 99.1

NEW YORK & COMPANY, INC. REPORTS PRELIMINARY THIRD QUARTER SALES AND UPDATES THIRD QUARTER GUIDANCE

~ Amended Credit Facility with More Favorable Terms and Secured Term Loan Financing ~

New York, New York — November 4, 2014 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 512 retail stores, today provided preliminary third quarter sales and updated its outlook for third quarter fiscal 2014 results to reflect current trends in the business.  The Company expects to report full results for its third quarter of fiscal 2014 during the first week of December.

On a preliminary basis, for the third quarter ended November 1, 2014 the Company currently expects:

•                  Net sales to approximate $210 million, as compared to $217.6 million for the third quarter of fiscal 2013; and

•                  Comparable store sales to decrease 3.4% following an increase of 3.0% in the third quarter of fiscal 2013.

Regarding expectations for the third quarter of fiscal 2014, the Company currently expects:

•                  Gross margin to decrease from the prior year’s rate;

•                  Selling, general and administrative expenses on both a GAAP and non-GAAP basis to decrease slightly compared to the Company’s previous guidance;

•                  GAAP operating loss in the range of $10 million to $11 million, which continues to include $1.0 million in duplicative rent costs associated with the relocation of the Company’s corporate headquarters and $0.9 million in severance and recruiting charges.  In addition, the Company now expects to incur $1.0 million in consulting fees associated with a cost savings program that began in the third quarter, as referred to below in management’s commentary;

•                  Non-GAAP, or adjusted operating loss, which excludes duplicative rent, severance, recruiting, and aforementioned consulting costs, in the range of $7 million to $8 million.  This compares to the Company’s previous guidance for non-GAAP, or adjusted operating loss, to be approximately flat compared to $3.1 million reported in the third quarter of fiscal 2013; and

•                  Inventory to increase at a low to mid-single-digit percentage rate compared to the prior year’s level, consistent with the Company’s previous guidance.

Gregory Scott, New York & Company’s CEO, stated: “We saw improved traffic and transactions during the quarter however; sales were impacted by the combination of certain underperforming product categories along with shipping delays at various ports which shifted the timing of inventory receipts.  Together, these factors impacted our ability to drive multiple unit sales during the third quarter.  As we enter the fourth quarter, the current labor unrest at West Coast ports coupled with a continuation of shipping delays, could impact sales during the holiday period and we are monitoring the situation very closely.  Our ‘Win at Holiday’ initiative is a key strategy for our company and we believe positions us well during this highly promotional season with compelling programs to capitalize on improved traffic trends — especially during the critical Black Friday time period.”

Mr. Scott continued: “In recognition of a changing retail landscape and a shift in customer shopping patterns, we proactively engaged an industry-leading consulting firm during the third quarter to identify business process improvements, efficiencies, and cost savings, to better align our company with retail market trends.  The cost of this initiative is reflected in our revised third quarter guidance.  We expect this initiative to generate significant annualized savings in the near-term.”

Credit Facility

As previously announced, the Company recently amended its credit facility with Wells Fargo Bank, N.A. on more favorable terms and with secured term loan financing.  The amendments to the existing agreement provide for, but are not limited to: (i) an extension of the term of the revolving credit facility to October 24, 2019; (ii) a reduction of interest rates; and (iii) the reduction of certain fees related to the revolving credit facility.  The borrowing availability under the Company’s revolving credit facility remains unchanged, providing the Company with a $75 million credit facility with a fully committed accordion option that allows the Company to increase the revolving credit facility up to $100 million at its discretion.  The Company currently has approximately $57 million in cash on-hand at the end of the third quarter with no outstanding borrowings under its revolving credit facility nor does it expect to for the remainder of fiscal 2014.

In connection with the amended agreement and to assist in the funding of the Company’s long-term relocation and build-out of its new corporate headquarters in New York City, the Company has secured a $15 million, five-year term loan, bearing interest at the Eurodollar rate plus 4.50%.

The Company noted that its preliminary sales and profit expectations are estimates and are subject to quarter-end closing adjustments.  This data has been prepared by and is the responsibility of our management. Our independent registered public accounting firm, Ernst & Young, has not audited, reviewed, compiled or performed any procedures, and will not express an opinion or any other form of assurance with respect to this data. This preliminary information could change materially. As a result of the foregoing considerations and limitations, investors are cautioned not to place undue reliance on this projected financial information.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 512 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Vice President, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.